SUB-ITEM 77Q3

AIM DEVELOPING MARKETS FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 4/30/2009
FILE NUMBER :      811- 05426
SERIES NO.:        13

72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A               $  7,988

        2 Dividends for a second class of open-end company shares (000's Omitted)
          Class B               $    110
          Class C               $    261
          Class Y               $     38
          Institutional Class   $    370

73A.      Payments per share outstanding during the entire current period:
          (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                 0.3293

        2 Dividends for a second class of open-end company shares
          (form nnn.nnnn)
          Class B                 0.0555
          Class C                 0.0555
          Class Y                 0.3351
          Institutional Class     0.4968

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                 26,101

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                  1,876
          Class C                  4,625
          Class Y                    569
          Institutional Class        904

74V.    1 Net asset value per share (to nearest cent)
          Class A               $  18.26

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $  17.83
          Class C               $  17.81
          Class Y               $  18.28
          Institutional Class   $  18.23